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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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America First Apartment Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICA FIRST APARTMENT INVESTORS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2005
       The Annual Meeting of Stockholders of America First Apartment Investors, Inc. (the “Company”) will be held at the Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska on Wednesday, May 25, 2005, at 9:00 a.m. Central Daylight Time, for the following purposes:

(1) To elect three Class III directors.

(2) To transact any other business that properly comes before the meeting or any adjournment thereof.
      All shareholders of record as of March 24, 2005 will be entitled to vote at the Annual Meeting. In order to facilitate voting at the meeting, and to help ensure the presence of a quorum, our Board of Directors is asking for your proxy to vote your shares at the Annual Meeting.
      Whether or not you expect to attend the Annual Meeting, we ask you to complete, sign and date the enclosed proxy and return it to us promptly using the enclosed envelope. If you decide to attend the meeting in person, you may withdraw your proxy at any time and vote in person.
      A Proxy Statement containing important information about the election of directors and the ratification of the appointment of our independent auditors is also enclosed. You should read the Proxy Statement carefully and completely.

By Order of the Board of Directors

Michael J. Draper, Secretary
Omaha, Nebraska
April 22, 2005
IMPORTANT:     BY PROMPTLY RETURNING YOUR PROXY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
Summary Compensation Table
AMERICA FIRST APARTMENT INVESTORS, INC. TOTAL RETURN PERFORMANCE
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS

AMERICA FIRST APARTMENT INVESTORS, INC.
1004 FARNAM STREET
SUITE 100
OMAHA, NEBRASKA 68102

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting
      Our Board of Directors is asking for your proxy to use at our Annual Meeting of Stockholders which is scheduled to be held at 9:00 a.m. Central Daylight Time on May 25, 2005 at the Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska. At the Annual Meeting we will be electing three Class III directors. Other business properly brought before the Annual Meeting may also be conducted, but we do not know of any additional business at this time. This proxy statement contains important information about the election of directors. You should read it carefully and completely.
      All record holders of our common stock at the close of business on March 24, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting. There were 10,510,588 shares of our common stock issued and outstanding on the Record Date. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.
      Even if you plan to attend the Annual Meeting in person, we ask you to complete, sign and date the enclosed proxy and return it to us promptly using the enclosed envelope. This will help ensure that a quorum is present at the Annual Meeting and will save us the cost of additional proxy solicitations. Any share of our common stock that is represented by a properly executed and unrevoked proxy will be considered present at the meeting for purposes of establishing a quorum. This includes proxies in which votes are withheld, abstentions are cast or which represent broker nonvotes. If you decide to attend the meeting in person, you may withdraw your proxy at any time and vote in person. You can also withdraw your proxy at any time before the Annual Meeting by sending a written notice of termination to our corporate secretary or by filing a later-dated proxy with him.
      Our Board of Directors will vote your proxy at the Annual Meeting according to your instructions as long as it is properly executed and has not been revoked by you. If you simply sign and date the proxy, but do not provide any instructions as to how the proxy should be voted, your proxy will be voted “FOR” each of the nominees for the Board. The directors believe that all outstanding shares owned by our executive officers and directors will be voted “FOR” each of the nominees for the Board. These shares represent approximately 2.36% of the total shares entitled to vote at the Annual Meeting.
      This Proxy Statement and the proxy cards are first being mailed to our stockholders on or about April 25, 2005.

Ownership of Our Common Stock by Our Directors and Officers and Principal Stockholders
      On the Record Date, our directors and executive officers beneficially owned the following shares of our common stock. Unless otherwise noted, each director and executive officer owned his or her shares directly and has sole voting and investment power over his or her shares. We do not believe that any stockholder owned more than 5% of shares outstanding as of the Record Date.

	Number of Shares		Percent
Name	Beneficially Owned		of Class

Michael B. Yanney	103,641	(1)	*
Chairman of the Board, Director
John H. Cassidy	15,141		*
President and Chief Executive Officer
Michael J. Draper	0		*
Chief Financial Officer, Treasurer and Secretary
Maurice E. Cox, Jr.	15,873		*
Executive Vice President — Investor Relations
Lisa Y. Roskens	103,641	(1)	*
Director
George Behringer	8,300		*
Director
George V. Janzen	7,748	(2)	*
Director
George H. Krauss	80,300		*
Director
Gregor Medinger	32,278	(2)	*
Director
Steven W. Seline	7,748	(2)	*
Director
All executive officers, directors and director nominees as a group (10 persons)	271,029		2.57%

*	denotes less than 1%.

(1)	Includes 7,450 shares owned by Torrey Lake Charitable Remainder Trust I, the trustee of which is Ms. Roskens and the beneficiary of which is an entity controlled by Mr. Yanney, 3,650 shares owned by Torrey Lake Charitable Remainder Trust II, the trustee of which is William E. Roskens, the spouse of Ms. Roskens, and the beneficiary of which is an entity controlled by Mr. Yanney, and 92,541 shares owned by America First Companies L.L.C. which is majority owned by the Yanney Limited Partnership of which Mr. Yanney is the General Partner and Ms. Roskens is a Limited Partner.

(2)	Includes 7,500 shares which may be acquired upon the exercise of vested options at an exercise price of $8.73 per share. Also holds unvested options to purchase 2,500 shares at an exercise price of $8.73 per share.
ELECTION OF DIRECTORS
Board of Directors and Committees
      Our Board of Directors is composed of seven directors. Of the seven directors, Messrs. Medinger, Janzen, Behringer and Seline are independent directors as that term is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002.
      The Board of Directors is divided into three classes. The terms of office of the current Class I, Class II and Class III directors will expire in 2006, 2007 and 2005, respectively and, upon election, will serve for terms of three years. Accordingly, the Class III directors will be elected at the Annual Meeting. There are three directorships in Class III and the Nominating Committee of the Board of Directors has nominated Lisa Y. Roskens, George V. Janzen and George Behringer to fill these directorships for three-year terms expiring in 2008. Ms. Roskens and Messrs. Janzen and Behringer are the current Class III directors. There are no arrangements or understandings between Ms. Roskens, Mr. Janzen or Mr. Behringer and any other person pursuant to which they were selected as nominees. Ms. Roskens, Mr. Janzen and Mr. Behringer have each expressed an intention to serve, if elected, and the Board of Directors does not know of any reason why Ms. Roskens, Mr. Janzen or Mr. Behringer might be unavailable to serve on the Board of Directors if elected. If Ms. Roskens, Mr. Janzen or Mr. Behringer is unable to serve as a Class III director, your proxy authorizes the Board of Directors to vote for the election of substitute nominees recommended by the Nominating Committee.
      The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MS. ROSKENS, MR. JANZEN AND MR. BEHRINGER AS CLASS III DIRECTORS.
      The table below sets forth certain information regarding our directors. All members of, and nominees to, the Board of Directors have been engaged in the principal occupations described for at least five years, unless otherwise indicated.

			Director	Term to
Name	Age	Principal Occupation	Since	Expire

NOMINEES
Lisa Y. Roskens	38	President and Chief Executive Officer	2002	2005
		of America First Companies L.L.C.(1)
George V. Janzen	76	Independent Investment Consultant	2002	2005
George Behringer	61	Retired Partner of PricewaterhouseCoopers LLP(2)	2004	2005
DIRECTORS CONTINUING IN OFFICE
Michael B. Yanney	71	Chairman of the Company and of	2002	2006
		America First Companies L.L.C.(3)
Gregor Medinger	61	President of Rum Hill Capital L.L.C.(4)	2002	2006
George H. Krauss	63	Consultant to America First Companies	2002	2007
		L.L.C.(5)
Steven W. Seline	51	President of NWW Investments, L.L.C.	2002	2007
		and Vice-Chairman of Waitt Media, Inc.(6)

(1)	Ms. Roskens has served as President of America First Companies L.L.C. since 2000 and as its Chief Executive Officer since 2001. She has also been a member of its Board of Managers since 1999. America First Companies L.L.C. is an affiliate of the Company. From 2003 to September 2004, Ms. Roskens was President and Chief Executive Officer of the Company. From 1999 to 2000, Ms. Roskens was Managing Director of Twin Compass, LLC. From 1997 to 1999, Ms. Roskens was Director of Business Development and Director of Field Service Development with Inacom Corporation.

(2)	Mr. Behringer was a partner of PricewaterhouseCoopers LLP from 1976 to June 2002. Mr. Behringer was appointed to the Board of Directors on July 16, 2004, filling the vacancy created by the death of John Miller.

(3)	America First Companies L.L.C. is an affiliate of the Company. Mr. Yanney also serves as a director of Burlington Northern Santa Fe Corporation, Level 3 Communications, Inc., Netrake Corporation, Magnum Resources, Inc., RCN Corporation and Inlight Solutions Inc.

(4)	Rum Hill Capital, L.L.C. is an investment and financial advisory company. Mr. Medinger founded Rum Hill in 2004 after having been responsible for the U.S. investment banking activities of HVB Group and its predecessor, Bayerische Vereinsbank, for over 20 years. Mr. Medinger is also a director of the Quantum Endowment Fund N.V. and Quantum Industrial Holdings, Ltd., foreign corporations whose shares are traded overseas.

(5)	Mr. Krauss has been a consultant to America First Companies L.L.C. since 1996 and is a member of its Board of Managers. America First Companies L.L.C. is an affiliate of the Company. Prior to 1997, Mr. Krauss practiced law with the firm of Kutak Rock LLP from 1972 and is currently “of counsel” to that firm. Mr. Krauss also serves as a director of MFA Mortgage Investments, Inc., Gateway 2000, Inc. and West Corporation.

(6)	Mr. Seline practiced law with the firm of Kutak Rock LLP from 1979 to 1998.
      Information regarding our other executive officers is found in our annual report on Form 10-K, a copy of which accompanies this Proxy Statement. All executive officers of the Company are employees of America First Companies, LLC (“America First”). America First has implemented a Code of Ethical Conduct that applies to all of its principal executive officers and senior financial officers (including the individuals who served in those capacities for the Company). As required by Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted the America First Code of Ethical Conduct as its own. In addition, America First has also implemented a Code of Conduct applicable to all directors, officers and employees that is designed to comply with the listing requirements of the Nasdaq Stock Market. The Company has also adopted the America First Code of Conduct as its own. Both the Code of Ethical Conduct and the Code of Conduct are available on the Company’s website at www.apro-reit.com.
      Our Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Other actions may be taken by committees established by the Board. The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. During the year ended December 31, 2004, our Board of Directors held seven meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2004.
      Our Board of Directors has established and assigned certain responsibilities to an Audit Committee, a Compensation Committee and a Nominating/ Corporate Governance Committee. In addition, our Board of Directors has delegated certain functions and authority to America First Apartment Advisory Corporation (the “Advisor”) pursuant to the terms of an Advisory Agreement between us and the Advisor. The Advisor is subject to the supervision of our Board of Directors at all times and only has the functions and authority that we delegate to it. The Advisor is responsible for our day-to-day operations and performs services and activities relating to our assets and operations as are agreed upon by the Advisor and our Board of Directors. The Advisor also acts as our consultant with respect to investments and policy decisions and provides us with our executive and administrative personnel and services.
      Audit Committee. The Audit Committee operates under a written charter which is available on our website at www.apro-reit.com. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our internal and external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, and reviewing fees charged by our independent auditors. Our independent auditors report directly and are accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent auditors and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent auditors. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent auditors. The rendering of any auditing services and all non-auditing services by the independent auditors is subject to the advance approval of the Audit Committee.

The Audit Committee must also approve any transaction between the Company and any affiliated party. The Audit Committee is composed of Messrs. Behringer (chairman), Janzen and Seline, each of which is an independent director of the Company as defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that George Behringer qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings during 2004 and acted by written consent in lieu of a meeting one time.
      Compensation Committee. The Compensation Committee operates under a written charter which is available on our website at www.apro-reit.com. The duties of the Compensation Committee include overseeing the compensation of our executive officers and the administration of our 2002 Stock Option Plan (the “Stock Option Plan”). The Compensation Committee is made up of Messrs. Medinger (chairman), Behringer and Janzen, each of which is an independent director of the Company as independence is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. The Compensation Committee held four meetings during 2004.
      Nominating/ Corporate Governance Committee. The Nominating/ Corporate Governance Committee operates under a written charter which is available on our website at www.apro-reit.com. The function of the Nominating/ Corporate Governance Committee is to nominate persons to serve as directors of the Company and to establish, review and have general oversight over policies relating to corporate governance matters. It also oversees the evaluation of the Board to determine whether it and its committees are operating effectively. The Nominating/ Corporate Governance Committee identifies nominees to serve as directors of the Company primarily through suggestions made by directors, management or stockholders. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, and their ability to represent and act on behalf of all stockholders. However, the Nominating/ Corporate Governance Committee has not established any quantifiable minimum standards for evaluating potential nominees. The Nominating/ Corporate Governance Committee will consider nominations for directors received from shareholders which are submitted in a timely manner with sufficient biographical and business experience information about the nominee to allow the Nominating/ Corporate Governance Committee to evaluate the nominee. The members of the Nominating/ Corporate Governance Committee are Messrs. Seline (chairman), Janzen and Medinger, each of which is an independent director of the Company as independence is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. The Nominating/ Corporate Governance Committee held five meetings during 2004.
Compensation of Directors
      Directors who are not officers of the Company or of the Advisor or its affiliates (“Outside Directors”) receive an annual directors’ fee of $20,000. Outside Directors may elect to defer either 50% or 100% of their annual directors’ fee pursuant to our Nonemployee Directors’ Deferred Compensation Plan. Additionally, Outside Directors are paid $750 for each Board of Directors’ meeting attended in person, $500 for each Board of Directors’ meeting attending via telephone, $500 for each Committee meeting attended in person (other than meetings held in conjunction with a Board of Directors’ meeting) and $300 for each Committee meeting attended via telephone (other than meetings held in conjunction with a Board of Directors’ meeting). Committee Chairmen (other than the Audit Committee Chairman) are paid a fee of $1,500 per year, and the Audit Committee Chairman is paid a fee of $3,000 per year. Directors are also eligible to receive grants of stock options and dividend equivalency rights (“DERs”) under our Stock Option Plan. A DER entitles its holder to receive a cash payment equal to the dividends paid on one share of our common stock. Three of our Outside Directors have been awarded options to acquire 10,000 shares of our common stock and DERs with respect to these options. One-quarter of these options vested immediately upon grant and the remainder vest annually over three years. In addition, all members of our Board of Directors are reimbursed for travel and other expenses they incur in connection with attending any board or committee meetings. Finally, during 2004, members of the Audit Committee were paid a one-time fee related to their services in connection with the internalization of our property management operations in the amount of $10,000 each for Audit Committee members other than the Chairman and $15,000 for Mr. Seline, who was then the acting Chairman of the Audit Committee.
Compensation of Executive Officers
      We do not pay our executive officers any cash compensation for serving in these capacities. Each of our executive officers is an employee of America First, the parent of the Advisor, and is paid by America First. Under the terms of the Advisory Agreement, we reimburse the Advisor for the allocable salary and bonuses paid to these persons by America First, except for those who also serve as executive officers of America First. Accordingly, we did not reimburse the Advisor for the salaries or benefits paid to Michael Yanney, Lisa Roskens (who served as our President and Chief Executive Officer until September 2, 2003) or Mark Hiatt (who served as our Chief Financial Officer until February 9, 2005) during 2002, 2003 or 2004. Similarly, we will not reimburse the Advisor in the future for any portion of the salaries and bonuses paid by it to Mr. Yanney or to Michael J. Draper (who became our Chief Financial Officer on February 9, 2005). The following table sets forth the allocable portions of the salary and bonuses paid during 2003 and 2004 by America First to our Chief Executive Officer and those other executive officers for which we reimbursed the Advisor for more than $100,000. We did not reimburse the Advisor for the salaries or bonuses of any of our executive officers during 2002.
Summary Compensation Table

		(c)	(d)
(a)	(b)	Salary	Bonus
Name and Principal Position	Year	($)	($)

John H. Cassidy	2004	40,763	10,560
President and Chief Executive Officer	2003	0	28,542
Joseph N. Grego	2004	163,004	25,000
Former Senior Vice President — Real Estate(1)	2003	104,004	42,018

(1)	Effective as of March 15, 2005, Joseph Grego left America First Companies LLC. As a result, Mr. Grego will no longer serve as an officer of the Company and of America First Advisory Corporation, the external advisor to the Company.
      Each of our executive officers is eligible to receive grants of stock options and DERs under our Stock Option Plan. However, no such awards have been made to our executive officers. We do not have any long-term incentive plans for our executive officers.
Stock Option Plan
      We adopted our Stock Option Plan to attract and retain employees, officers, directors and other persons expected to provide us with significant services (including the employees, officers and directors of the Advisor and America First) and to provide them with an incentive to use their best efforts to advance our interests and the interests of our stockholders by affording them a financial interest in the Company that aligns their interests with those of our stockholders.
      Our Stock Option Plan authorizes us to grant Incentive Stock Options (“ISOs”) as defined under Section 422 of the Internal Revenue Code, Non-Qualified Stock Options (“NQSOs”) and DERs to directors, officers and employees of the Company and the Advisor. Non-employee directors and certain other persons providing services to us are eligible to receive grants of NQSOs with DERs pursuant to the provisions of the Stock Option Plan. All eligible participants may be awarded options and DERs under the Stock Option Plan as determined by the Compensation Committee, except that awards to directors serving on the Compensation Committee must be approved by a majority of the directors who are not serving on the Compensation Committee.
      Holders of stock options have the right to acquire shares of our common stock at an exercise price set at the time the stock option is granted. The exercise price for any options granted to eligible persons under the

Stock Option Plan may not be less than the fair market value of our common stock on the day of the grant. The options expire if not exercised ten years after the date granted. The holder of a DER is entitled to receive a cash payment equal to the dividend distribution paid on a share of our common stock that is subject to a vested stock option. DERs terminate upon the exercise of the stock option relating to such share of our common stock.
      Options to acquire a total of 40,000 shares of our common stock at a purchase price of $8.73 per share have been granted under the Stock Option Plan. Of these, 30,000 remain outstanding. In addition, a total of 30,000 DERs are outstanding. All of these stock options and DERs were granted to Outside Directors. The Stock Option Plan authorizes the granting of options to purchase an aggregate of up to 750,000 shares of the Company’s common stock. As of March 24, 2005, options for 710,000 shares of common stock remained available for issuance under the Stock Option Plan.
Options/ SAR Grants in Last Fiscal Year
      We did not grant any options to acquire any securities to any of our executive officers during 2004.
Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values
      At December 31, 2004, none of our executive officers held any unexercised options to acquire our securities. None of our executive officers exercised any options during 2004.
Equity Compensation Plan Information
      The following equity compensation plan information summarizes plans and securities approved by, and not approved by, security holders as of December 31, 2004:

		(b)	(c)
	(a)		Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in Column (a))

Equity compensation plans approved by security holders	30,000	$8.73	710,000
Equity compensation plans not approved by security holders	—	—	—

Total	30,000	$8.73	710,000

Long-Term Incentive Plans and Other Matters
      We do not maintain a long-term incentive plan or pension plan (as defined in Item 402 of SEC Regulation S-K) for our officers and we did not reprice any stock options for any of our officers during 2004.
Report of the Compensation Committee on Executive Compensation
      Executive Officer Compensation. The Company does not pay any cash compensation directly to its executive officers since these individuals are not the Company’s employees. However, the Company does reimburse the Advisor for an allocable portion of the salaries and bonuses paid to the Company’s executive officers by America First based on the percentage of time they devote to the Company’s business activities. During 2004, all executive officer salaries and bonuses were allocated to the Company based upon the amount of time they devoted to the Company. Even though Messrs. Yanney and Hiatt devoted significant time to the Company during 2004, the terms of the Advisory Agreement between the Company and the Advisor, prevent the Advisor from being reimbursed for their salaries or bonuses because they also serve as executive officers of America First. Since all executive officers of the Company are employed by America First, their salaries and bonuses are determined by America First. However, the recommendations of the Company’s Compensation Committee are taken into consideration in setting compensation levels of the Company’s executive officers, especially that of Mr. Cassidy.
      The only compensation that the Company provides directly to its executive officers are awards of options to acquire shares of its common stock and DERs under the Stock Option Plan. No such awards have been made to executive officers. A stock option allows its holder to acquire shares of the Company’s common stock at a set price during a defined period of time. A DER entitles its holder to receive a cash payment equal to the dividends paid on one share of the Company’s common stock. The Compensation Committee may make awards of stock options and DERs to the Company’s executive officers in order to provide an incentive to maximize their efforts on behalf of the Company by providing them with a proprietary interest in the Company. Such awards also encourage executive officers to remain with the Company and assist the Company in its efforts to attract new executive officers as the need arises. The Compensation Committee has discretionary authority to award stock options and DERs to the Company’s executive officers and to determine the terms of such awards. During 2004, no stock options or DERs were awarded to any executive officer under the Company’s Stock Option Plan.
      Compensation of CEO. During 2004, John H. Cassidy, the President and Chief Executive Officer of the Company, received both a salary and cash bonus from America First, a portion of which was reimbursed by the Company under the terms of its Advisory Agreement. The Committee’s recommendation as to Mr. Cassidy’s salary reflected its views of base salaries for chief executives of comparable companies and for other officers of America First. The Committee also recommended a bonus be paid to Mr. Cassidy based on his achievement of various goals for 2004, including completion of the merger with America First Real Estate Investment Partners, L.P., which doubled the size of the Company, and the internalization of all property management functions.
      Compliance With Section 162(m) of the Internal Revenue Code. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to its executive officers. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Compensation Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company’s executive officers.

Gregor Medinger
George Behringer
George V. Janzen
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our directors and executive officers and any holder of 10 percent or more of our common stock to file reports with the SEC showing changes in their ownership of our common stock. Based solely on our review of copies of the Section 16(a) reports we have received and written representations from each person who did not file an annual report with the SEC on Form 5, we believe that all Section 16(a) reports with respect to 2004 were filed on time.
Compensation Committee Interlocks and Insider Participation
      There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.
Certain Relationships and Related Transactions
      The Company has entered into numerous transactions involving entities that are controlled by America First. Current and former executive officers and directors of the Company, including Michael Yanney, Lisa Roskens, John Cassidy, Maurice Cox, Jr., Mark Hiatt, George Krauss and Michael J. Draper, are equity owners of America First and also serve (or have served) as executive officers or managers of America First. The following describes all such related party transactions during 2004.
      The Advisory Agreement. The Company has an Advisory Agreement (the “Agreement”) with America First Apartment Advisory Corporation (the “Advisor”) in which the Advisor provides external executive and administrative services under the supervision of the Company’s Board of Directors. The Advisor also acts as a consultant with respect to investment and policy decisions. Accordingly, the administration of the Company’s business affairs and operation is conducted by the Advisor under the terms of the Second Amended and Restated Advisory Agreement that went into effect on June 3, 2004, upon the completion of the merger with America First Real Estate Investment Partnership, L.P., discussed below (the “Advisory Agreement”). The Advisor is subject to the supervision of our Board of Directors and only has such authority as the Company has delegated to it. The Advisor is responsible for the day-to-day operations of the Company and performs such services and activities relating to the assets and operations of the Company as may be appropriate. The Advisory Agreement has an initial term expiring on December 31, 2006, with successive one-year extensions which may be made by agreement between the Company and the Advisor, subject to an affirmative vote of a majority of the independent directors of the Company. The Advisory Agreement may be terminated by the Company upon 60 days’ written notice, without cause, by a majority vote of its independent directors or by a vote of the holders of a majority of the outstanding shares of its common stock having the right to vote. In addition, the Company has the right to terminate the Advisory Agreement upon the happening of certain specified events, including a material breach by the Advisor of any provision contained in the Advisory Agreement not cured within 30 days. In the event that the Advisory Agreement is terminated without cause or is not renewed by the Company, the Company is obligated to pay the Advisor a termination or non-renewal fee equal to the appraised present value of the amount of administrative fees that would have been earned by the Advisor through December 31, 2016. The appraisal shall be conducted by an independent nationally-recognized appraisal firm agreed upon by the independent directors of the Company and the Advisor. The cost of the appraisal will be paid equally by the Company and the Advisor. If the parties are unable to agree on the selection of an appraiser, each will select a qualified appraisal firm and the termination fee will be deemed to be the average of the appraisals submitted by each party’s chosen appraiser.
      Under the Advisory Agreement, the Company pays the Advisor:

•	an administrative fee of 0.55% per annum on the value of its apartment complexes and the outstanding principal amount of mezzanine financing provided by the Company to owners of apartment complexes. For purposes of this calculation, the value of the apartment complexes held by the Company at the effective date of the Advisory Agreement was fixed at amounts representing the original investment in these apartments by predecessor entities and the value of subsequently acquired apartment complexes has been and/or will be fixed at the gross purchase price paid by the Company for these properties. Total administrative fees paid by the Company to the Advisor in 2004 equaled $1.2 million.

•	an Agency Securities administrative fee of 0.25% per annum of the outstanding principal balance of all agency securities held by the Company plus an incentive equal to 20% of the amount by which (i)(A) the total interest income realized by the Company from its portfolio of agency securities during each calendar month less (B) the total interest payments made by the Company during such calendar month on borrowings incurred to finance the acquisition of agency securities exceeds (ii)(A) the average dollar amount of stockholders’ equity invested in agency securities during the month times (B) the composite dividend yield reported by the National Association of Real Estate Investment Trusts (“NAREIT”) for equity real estate investment trusts which invest in residential apartment properties. Total agency securities administrative fees paid by the Company to the Advisor in 2004 equaled $154,000.

•	a property acquisition fee equal to 1.25% of (i) the gross purchase price paid for real estate assets that the Company may acquire and (ii) the original principal amount of mezzanine financing provided by the Company to the owners of multifamily apartment properties. No property acquisition fee is payable with respect to the acquisition of agency securities. Total property acquisition fees paid by the Company to the Advisor in 2004 equaled $371,000.

      The Company reimburses the Advisor and its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred by the Advisor on its behalf, direct out-of-pocket fees, expenses and charges paid by the Advisor to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to the Company’s stockholders, an allocable portion of the salaries and fringe benefits of the employees of the Advisor or its affiliates (including the officers of the Advisor except as set forth herein), insurance premiums (including premiums for liability insurance which will cover the Company, the Advisor and their respective affiliates), the cost of compliance with all state and federal regulatory requirements, any stock exchange or Nasdaq listing fees for the Company’s securities, and charges and other payments to third parties for services rendered to the Company. The Company reimburses the Advisor monthly for these expenses, provided that the Advisor provides the Company with appropriate documentation. The Company does not reimburse the Advisor or its affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the Advisor or its affiliates. In addition, the Company does not reimburse the Advisor or its affiliates for the salaries, fringe benefits and travel expenses of the officers of the Advisor who are also executive officers of America First or for any compensation paid to the Board of Managers of America First. The reimbursement of the Advisor for expenses is subject to an annual review by the Company’s independent accountants. The total amount of expenses for which the Company reimbursed the Advisor in 2004 equaled $2.9 million.
      Merger with America First Real Estate Investment Partners, L.P. On May 26, 2004, our stockholders approved a merger with America First Real Estate Investment Partners, L.P., a Delaware limited partnership (“AFREZ”), pursuant to the Agreement and Plan of Merger entered into by the Company and AFREZ on November 25, 2003. The merger became effective on June 3, 2004. The Company was the surviving entity and assumed all of the assets, liabilities and business operations of AFREZ, including 14 multifamily apartment properties containing 2,783 rental units and GNMA certificates backed by pools of first mortgage loans on residential properties. The Company also assumed all liabilities of AFREZ, including taxable mortgages and tax-exempt mortgage loans totaling approximately $68.6 million, all of which are secured by first mortgages on its apartment complexes. AFREZ also had approximately $7.0 million of borrowings under repurchase agreements which were collateralized by GNMA certificates secured by first mortgages on multifamily properties and Variable Rate Junior Notes with an outstanding balance of approximately $2.4 million. In connection with the merger, the Company issued shares of its common stock and paid cash to the holders of the limited partner and general partner interests in AFREZ upon consummation of the merger. Each Unit representing an assigned limited partnership interest in AFREZ as of the date of the merger was converted into the right to receive 0.7910 shares of the common stock of the Company and a cash payment of $0.39 per Unit. Fractional shares were rounded up or down to the nearest whole number. A total of 5,376,353 shares of the common stock of the Company were issued to Unit holders in connection with the merger plus a cash payment of $2.7 million. The general partner’s 1% interest in AFREZ was converted into 54,308 shares of the common stock of the Company plus a cash payment of approximately $27,000. The general partner was an affiliate of the Company’s Advisor.
      Acquisition of Property Management Assets. On November 8, 2004, America First PM Group, Inc., (“PM Group”) a wholly-owned subsidiary of the Company, acquired certain property management assets, rights to use certain proprietary systems, certain property management agreements, certain employment agreements and other intangible assets from America First Properties Management Companies, L.L.C. (“America First Properties”) and its parent, America First. Prior to this transaction, America First Properties managed each of the multi-family apartment complexes owned by the Company. As a result of this transaction, the management of all of the Company’s properties and certain other properties owned by unaffiliated parties was internalized, allowing the Company to cease paying third-party property management fees. In general, each of the property management agreements provided for fees ranging from 4% to 4.5% of rental revenues of the managed properties. Total property management fees paid by the Company to America First Properties in 2004 were $1.3 million.
      The purchase price for the acquired assets was $6.8 million, plus transaction costs of approximately $172,000. A Special Committee of the Board of Directors of the Company (“Special Committee”),

comprised solely of independent directors of the Company, negotiated the terms and conditions of the transaction on behalf of the Company. The Special Committee retained an independent investment banking firm to render an opinion to the Company as to the fairness to the Company of the consideration paid for the acquired assets.
Report of the Audit Committee
      The Company’s management (including the Advisor) is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. Deloitte & Touche LLP (“Deloitte”) acts as the Company’s independent auditors and is responsible for conducting an independent audit of the Company’s annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on the results of its audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
      The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management of the Company and with representatives of Deloitte. As a result of these discussions, the Audit Committee believes that the Company maintains an effective system of accounting controls that allow it to prepare financial statements that fairly present the Company’s financial position and results of its operations. Our discussions with Deloitte also included the matters required by Statement on Auditing Standard No. 61 (Communications with Audit Committees).
      In addition, the Audit Committee reviewed the independence of Deloitte. We received written disclosures and a letter from Deloitte regarding its independence as required by Independent Standards Board Standards No. 1 and discussed this information with Deloitte.
      Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Company for the year ended December 31, 2004 be included in the Company’s annual report on Form 10-K to be filed with the Securities and Exchange Commission.

George Behringer
George V. Janzen
Steven W. Seline
Independent Public Accountants
      On September 16, 2004, the Audit Committee dismissed KPMG LLP (“KPMG”) as the Company’s principal independent registered public accounting firm. On the same day, the Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as the Company’s new principal independent registered public accounting firm. Deloitte accepted such engagement on October 27, 2004.
      KPMG’s reports for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with KPMG’s audits of the Company for the two most recent fiscal years and through September 16, 2004, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter thereof in its report on the financial statements for such years. No “reportable events” (as defined by Item 304(a)(1)(v) of Regulation S-K) occurred during the two most recent fiscal years and through September 16, 2004.
      The Company did not, nor did anyone on its behalf, consult with Deloitte during the Company’s two most recent fiscal years and during that portion of 2004 prior to the Company’s engagement of Deloitte regarding the application of accounting principles to a specified transaction (completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, any matter being the subject of a disagreement or “reportable event” or any other matter described in Item 304(a)(2) of Regulation S-K.

      The Audit Committee has not yet selected an independent auditor for 2005. The Audit Committee has determined that it would not be appropriate to select an independent auditor for 2005 until after it has had the opportunity to evaluate the performance, services and fees of its current auditor in connection with the audit of the Company’s 2004 financial statements, which was just recently completed. Therefore, the Audit Committee was not in a position to select an independent auditor for the Company in time to submit its selection for ratification by the stockholders at the annual meeting.
      Representatives of Deloitte are expected to be present at the Company’s annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
Accounting Fees and Services
      The following fees were paid by the Company to KPMG for professional services during 2003 and to KPMG and Deloitte for professional services during 2004.
      Audit Fees. KPMG billed the Company $36,000 and $41,150 in 2004 and 2003, respectively, for professional services rendered for the audit of the Company’s annual financial statements for those fiscal years and to review the Company’s interim financial statements included in its Quarterly Reports on Form 10-Q filed with the SEC during those years. Deloitte billed the Company a total of $15,000 in 2004 for professional services rendered for the audit of the Company’s annual financial statements for that fiscal year and to review the Company’s interim financial statements included in its Quarterly Reports on Form 10-Q filed with the SEC after September 16, 2004.
      Audit-Related Fees. KPMG billed the Company $23,675 and $18,000 in 2004 and 2003, respectively, for audit-related services. Deloitte billed the Company $20,000 in 2004 for audit-related services. Audit-related services generally include fees for the audits of the Company’s employee benefit plans and fees incurred in connection with business acquisitions and compliance with the Sarbanes-Oxley Act and related regulatory matters.
      Tax Fees. KPMG billed the Company $13,000 and $9,000 in 2004 and 2003, respectively, for tax services. Deloitte did not bill the Company in 2004 for tax services. Tax services consisted primarily of advice related to the preparation of tax returns and general advice relating to tax issues and compliance.
      All Other Fees. KPMG billed the Company $51,475 and $0 in 2004 and 2003, respectively, for services rendered to the Company, other than the services described under the above captions. Deloitte did not bill the Company in 2004 for services rendered to the Company, other than the services described under the above captions.
      The Audit Committee approved all services provided by KPMG and Deloitte during 2004 and 2003, and has determined that the provision of these services did not adversely affect the independence of either KPMG or Deloitte. It is the policy of the Audit Committee to review and approve all services provided to the Company by its independent public accountant.

Company Stock Performance
      The following stock performance graph and table provide a comparison over the five-year period ended December 31, 2004 of the cumulative total return from a $100 investment in the limited partner units of America First Apartment Investors, L.P. (the predecessor to the Company) on January 1, 2000 with the stocks listed on the S&P 500 and the Equity REIT Total Return index prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The Company had no operations of its own, and its shares did not trade in any public market, prior to its merger with America First Apartment Investors, L.P. on January 1, 2003. As a result of that merger, the Company issued one share for each outstanding limited partnership unit of America First Apartment Investors, L.P. The following assumes that the base share price for the Company’s common stock and each index is $100 and that all dividends are reinvested. The performance graph is not necessarily indicative of the Company’s future investment performance.
AMERICA FIRST APARTMENT INVESTORS, INC.
TOTAL RETURN PERFORMANCE

Total Return Analysis	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

America First Apartment Investors, Inc.	$100.00	$110.21	$151.55	$121.30	$173.42	$201.39

NAREIT Equity Index	100.00	126.37	143.97	149.47	204.98	269.70

S&P 500 Index	100.00	90.90	80.09	62.39	80.29	89.02

Source: CTA Public Relations www.etapt.com (303) 665-4200. Data from BRIDGE Information Systems, Inc. & National Association of Real Estate Investments Trusts.

SUBMISSION OF STOCKHOLDER PROPOSALS
      Under our Bylaws, any stockholder may submit a proposal for presentation at the Annual Meeting, including nominations for directors, by delivering the proposal to our corporate secretary at our home office by no earlier than 90 days prior to the Annual Meeting and no later than 60 days prior to the Annual Meeting. The deadline for submitting stockholder proposals for the 2005 Annual meeting was March 27, 2005. No stockholder proposals were received for consideration at the Annual Meeting.
      Stockholders may also ask us to include proposals in the proxy materials that we send out in connection with our annual meetings, subject to the proxy rules adopted by the SEC. In order to be included in our Proxy Statement relating to the 2006 Annual Meeting, a stockholder proposal must be submitted to our corporate secretary at our home office by December 23, 2005.
OTHER MATTERS
      We do not intend to bring any matters before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and we do not know of any business which persons, other than the management, intend to present at the Annual Meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by stockholders for consideration at the Annual Meeting.
      We will bear the cost of soliciting proxies for use by our Board of Directors at the Annual Meeting. We have engaged Georgeson Shareholders Communications, Inc. (GSC) to distribute our proxy materials, solicit proxies and to tabulate the proxy voting results. We expect to pay GSC a service fee of $7,000 plus out-of-pocket expenses. To the extent necessary, proxies may also be solicited by our directors, officers and employees in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for this solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of our common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.
      Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our corporate secretary at our home office at 1004 Farnam Street, Suite 400, Omaha, NE, 68102. All communications received by our corporate secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board of Directors that directors attend, and be available to discuss stockholder concerns at, our annual meeting. All directors attended our 2004 annual meeting.
      Our Annual Report on Form 10-K, as filed by the Company with the SEC, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

      None of the information set forth in this Proxy Statement under the headings “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” or “Company Stock Performance” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

By Order of the Board of Directors

Michael J. Draper, Secretary
Omaha, Nebraska
April 22, 2005

REVOCABLE PROXY
AMERICA FIRST APARTMENT INVESTORS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICA FIRST APARTMENT INVESTORS, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 25, 2005 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of America First Apartment Investors, Inc. (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska on Wednesday, May 25, 2005, at 9:00 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

     1. ELECTION OF DIRECTORS.

☐	FOR the nominees listed below for the term to expire in 2008 (except as marked to the contrary below)
☐	WITHHOLD AUTHORITY to vote for all nominees listed below
	NOMINEES:	Lisa Y. Roskens	George V. Janzen	George Behringer
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR” but cross out such nominee’s name.)

     2. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

(continued and to be signed on the reverse hereof).

      This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 25, 2005, the Proxy Statement for the Annual Meeting and the Company’s 2004 Annual Report to Stockholders prior to the signing of this proxy.

Dated:	, 2005.

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.